SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

BACK YARD BURGERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1657 N. Shelby Oaks Drive, Suite 105
Memphis, Tennessee 38134-7401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 15, 2003

Dear Stockholder:

     You are cordially invited to attend the annual meeting of the stockholders of Back Yard Burgers, Inc., a Delaware corporation, to be held at The Ridgeway Inn, 5679 Poplar Avenue, Memphis, Tennessee 38119 on May 15, 2003, at 10:00 a.m., central time, for the following purposes:

1.	To elect three Class III Directors for a 3-year term.

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the company for 2003.

3.	To transact such other business as may properly come before the meeting or any postponements, continuations or adjournments thereof.

     Only holders of record of shares of our common stock and preferred stock at the close of business on March 28, 2003 are entitled to notice of and to vote at the meeting and at any and all postponements, continuations or adjournments thereof.

     Our Proxy Statement and Annual Report for the year ended December 28, 2002 are being mailed to stockholders with this mailing.

By Order of the Board of Directors

Lattimore M. Michael Chairman and Chief Executive Officer

Memphis, Tennessee April 9, 2003

Your vote is important. You are requested to complete, sign, date and return the proxy card in the return envelope provided. You retain the right to revoke the proxy or to vote in person should you later decide to attend the meeting

PROXY STATEMENT
GENERAL INFORMATION
ELECTION OF DIRECTORS
COMPANY PERFORMANCE
EQUITY COMPENSATION PLAN TABLE
PROXY SOLICITATION
STOCKHOLDER PROPOSALS
OTHER MATTERS
ADDITIONAL INFORMATION AVAILABLE

BACK YARD BURGERS, INC.
1657 N. Shelby Oaks Drive, Suite 105
Memphis, Tennessee 38134-7401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held May 15, 2003

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Back Yard Burgers, Inc., a Delaware corporation, to be used in voting at the annual meeting of stockholders of the company to be held May 15, 2003, and at any and all postponements, continuations or adjournments thereof. This Proxy Statement, the accompanying Form of Proxy and the Notice of Annual Meeting are first being mailed or given to stockholders of the company on or about April 9, 2003. The principal executive offices of the company are located at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401

     Stockholders of the common stock and preferred stock, whose names appeared of record on the books of the company at the close of business on the record date, March 28, 2003, will be entitled to vote at the meeting and any postponements, continuations or adjournments thereof. On the record date, there were 4,721,723 shares of the company’s common stock and 19,617 shares of the company’s preferred stock issued, outstanding and entitled to vote at the meeting. The common stock and the preferred stock shall be counted as a single class for purposes of calculating votes with respect to each matter submitted at the meeting. Each share of common stock and preferred stock is entitled to one vote on each matter submitted at the meeting.

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the company entitled to vote at the meeting will constitute a quorum. Under Delaware law and the company’s Second Amended and Restated Certificate of Incorporation, if a quorum is present at the meeting (a) the three nominees for election as Class III Directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected as Class III Directors, and (b) proposal 2, and any other matters submitted to a vote of the stockholders, must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any of the other matters because the abstention results in one less vote for approval. Broker nonvotes on one or more matters will have no impact because they are not considered “shares present” for voting purposes.

     If the accompanying proxy card is properly signed and returned to the company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote for the approval of all of the proposals to be considered at the meeting, and as recommended by the board with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the secretary of the company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the annual meeting in person and so requests. Attendance at the annual meeting will not, in itself, constitute a revocation of a previously granted proxy.

ELECTION OF DIRECTORS

General

     Under the company’s Second Amended and Restated Certificate of Incorporation, members of the board of directors are to be elected by classes with staggered terms of three years each. The board of directors presently consists of six persons. The board of directors may consist of not less than five nor more than 12 directors, whose membership shall be spread as evenly as practicable among the three classes. Messrs. Lattimore M. Michael, Joseph L. Weiss and Jim L. Peterson, currently members of the class whose term expires in 2003, are nominees for election as Class III Directors at the 2003 annual meeting for the term ending in 2006.

     The board of directors has the authority under the by-laws of the company to elect additional directors during the year to fill any vacant positions until the next annual meeting of stockholders. The directors will serve a term as indicated below and until their successors are duly elected and qualified.

     It is expected that the nominee will serve, if elected, but if for any unforeseen reason the nominee should decline or be unable to serve, the proxies will be voted to fill any such vacancy in accordance with the discretionary authority of the persons named in the proxies.

     The following table sets forth the name, age, position with the company and/or principal occupation, and term of office as director for the nominees and each current director:

Directors standing for re-election are the Class III Directors as follows:

			Director	Year Term
Name	Age	Principal Occupation During Past 5 Years	Since	Will Expire

Lattimore M. Michael	59	Mr. Michael has been chairman and chief executive officer of the company since 1993. From 1987 to 1992, he was the company’s president and chief executive officer	1987	2006	(1)

Joseph L. Weiss	43	Mr. Weiss is president of A. Weiss Company, a franchisee of the company. From 1993 to 1999, he was president and chief operating officer of the company	1989	2006	(1)

Jim L. Peterson	67	Mr. Peterson is the chairman and CEO of J. P. Family Restaurants Holding Company. He is also the chairman emeritus for Bojangles’ Restaurants, Inc., and past chairman of Apigent Solutions. From 1994 to 1999, he was chairman, president and chief executive officer of Bojangles’ Restaurants, Inc. Prior to joining Bojangles, he was president and chief executive officer for Whataburger, Inc. for 20 years	2000	2006	(1)

(1) Assumes election at the 2003 annual meeting of stockholders as a Class III Director.

     Continuing directors include the Class I and II Directors as follows:

			Director	Year Term
Name	Age	Principal Occupation During Past 5 Years	Since	Will Expire

William B. Raiford, III	42	Mr. Raiford has been an attorney with Merkel & Cocke, P.A. since 1989.	1993	2004

W. Kurt Henke	45	Mr. Henke has been an attorney with Henke-Bufkin since 1992.	1993	2005

William N. Griffith	40	Mr. Griffith has been executive vice president and secretary/treasurer of the company since 1993. From 1989 to 1992, he was the company’s senior vice president of operations	1989	2005

Meetings

     During the company’s fiscal year ended December 28, 2002, the board of directors held six meetings. Each board member attended 75% or more of the total number of meetings of the board held during the period that he served.

     The board of directors has an audit committee that recommends the engagement of the company’s independent auditors and approves the services performed by such auditors, including the review and evaluation of the company’s accounting system and its system of internal controls in connection with the company’s annual audit. The audit committee carries out its responsibilities in accordance with the terms of its charter. The audit committee has also considered whether the provisions of other non-audit services to the company by its independent auditors are compatible with maintaining that firm’s independence.

     The audit committee held three meetings since December 29, 2001, which were attended by the three members. Mr. Peterson served as Chairman, and Messrs. Henke and Raiford served as members of the audit committee. Each of these directors is independent, as defined by the National Association of Securities Dealers (“NASD”) and meets the applicable NASD requirements for financial literacy and financial expertise.

     The board of directors has a compensation committee whose members are Messrs. Henke, Raiford and Weiss. The compensation committee reviews and approves annual salaries and bonuses for all corporate officers and management personnel and reviews and recommends to the board of directors the terms and conditions of the employee benefit plans and/or changes thereto. The compensation committee held two meetings since December 29, 2001, which were attended by the three members.

Section 16(a) Beneficial Ownership Reporting Compliance

     U.S. securities laws require the company’s officers and directors, and persons who own more than ten percent of a registered class of the common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all filed forms to the company. Based solely on its review of the copies of such forms and written representations from reporting persons, the company believes that all such filings required in 2002 were made in a timely fashion.

Principal Stockholders

     The following information sets forth certain information with respect to the beneficial ownership of the company’s common stock as of March 1, 2003 by (i) each person or entity known to the company to be the beneficial owner of more than 5% of each class of the company’s voting shares, (ii) each of the company’s directors and executive officers and (iii) all of the company’s directors and executive officers as a group.

	Amount & Nature of
	Beneficial Ownership of
Name and Address (1)	common stock(2)(3)		Percent of Class

Lattimore M. Michael	527,073	(4)	10.1%
Joseph L. Weiss	497,014	(5)	9.6%
William N. Griffith	138,277	(6)	2.7%
Jim Peterson	70,000	(6)	1.3%
Michael W. Myers	77,560	(6)	1.5%
Michael G. Webb	58,200	(6)	1.1%
W. Kurt Henke	16,000	(6)	*
William B. Raiford, III	18,000	(6)	*
Barnett Chiz	249,950	(7)	4.8%
Lawrence Chiz	249,950	(7)	4.8%
All Officers & Directors (8 persons)	1,404,124		27.0%

*	Less than 1%

(1)	The address of each of Messrs. Michael, Griffith, Myers and Webb is c/o Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive Suite 105, Memphis, Tennessee 38134-7401. The address of Mr. Peterson is P.O. Box 1338, Goliad, TX 77963. The address of Mr. Raiford is 30 Delta Avenue, Clarksdale, Mississippi 38614. The address of Mr. Henke is 408 Hopson Street, Lyon, Mississippi 38645. The address of Mr. Barnett Chiz and Mr. Lawrence Chiz is P. O. Box 466, Shaw, Mississippi 38773. The address of Mr. Weiss is 542 Country Springs Drive, Collierville, TN 38017.

(2)	Unless otherwise noted, the company believes that all persons named in the table have sole voting and investment power with respect to the shares of common stock. None of said persons set forth above owns any shares of preferred stock.

(3)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from March 1, 2003, have been exercised (includes shares exercisable pursuant to incentive stock options that have been granted to certain executive officers of the company as of March 1, 2003).

(4)	Includes 49,750 stock options granted pursuant to the company’s 1995 Incentive Award Plan which are exercisable as of or within 60 days from March 1, 2003

(5)	Mr. Weiss’ wife owns 16,660 shares of common stock, each of Mr. Weiss’ two minor children own 9,640 shares of common stock, all of which are reflected in the table. The table also includes 10,000 stock options granted pursuant to the company’s 1995 Incentive Award Plan and are exercisable as of and within 60 days after March 1, 2003.

(6)	The number shown reflects that portion of stock options granted pursuant to the company’s Incentive Stock Option Plan of 1993 and the 1995 Incentive Award Plan which are exercisable as of and within 60 days after March 1, 2003, except that (i) with respect to Mr. Griffith, such amount includes 25,235 shares of common stock held directly by Mr. Griffith and (ii) with respect to Mr. Myers, such amount includes 7,810 shares of common stock held directly by Mr. Myers and (iii) with respect to Mr. Webb, such amount includes 7,800 shares of common stock held directly by Mr. Webb and (iv) with respect to Mr. Raiford, such amount includes 10,500 shares of common stock held directly by Mr. Raiford.

(7)	Mr. Barnett Chiz and Mr. Lawrence Chiz are brothers.

Executive Compensation

Compensation of Directors

     Directors who are not officers of the company receive a $2,000 fee for each board meeting attended. Non-qualified options covering 5,000 shares of common stock are granted to such directors annually. See “— Compensation Pursuant to Plans” below.

Compensation of Executive Officers

     The following table shows the compensation for each of the last three years of the company’s chief executive officer and other executive officers whose compensation exceeded $100,000:

Summary Compensation Table

				Securities
				Underlying Options	All Other
Name	Year	Salary ($)(1)	Bonus ($)	(#)	Compensation ($)(2)

Lattimore M. Michael,	2002	124,770	31,000	25,000	9,195
Chairman and Chief	2001	124,471	—	25,000	8,479
Executive Officer	2000	124,622	—	8,000	8,585

Michael W. Myers,	2002	121,886	58,250	25,000	2,523
President and Chief	2001	112,094	43,250	25,000	—
Operating Officer	2000	103,481	41,645	8,000	—

William N. Griffith, Executive	2002	109,731	11,768	19,000	3,347
Vice President and	2001	113,915	—	25,000	3,108
Secretary/Treasurer	2000	102,829	10,653	8,000	4,628

Michael G. Webb,	2002	97,749	8,000	20,000	—
Chief Financial	2001	88,948	7,000	25,000	—
Officer	2000	79,960	—	8,000	—

(1)	The amounts indicated include indirect compensation to Messrs. Michael and Mr. Myers for use of company automobiles, and direct compensation to Mr. Griffith in the form of an automobile allowance, although such amounts are less than $50,000 or 10% of their respective total annual salaries and bonuses for each respective year.

(2)	The amounts indicated represent life and/or disability insurance premiums paid on behalf of such persons.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

					Potential
					Realizable Value At
		Percent of			Assumed Annual
	Number of	Total			Rates of Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to			For Option Term
	Options/SARs	Employees in	Exercise or Base	Expiration
Name	Granted (#)	Fiscal YR (%)	Price ($/Sh)	Date	5%	10%

Lattimore M. Michael	25,000	19.1%	4.38	1-1-12	$52,575	$148,577
Michael W. Myers	25,000	19.1%	3.98	1-1-12	$62,575	$158,577
William N. Griffith	19,000	14.5%	3.98	1-1-12	$47,557	$120,519
Michael G. Webb	20,000	15.3%	3.98	1-1-12	$50,060	$126,862

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares		Number of Unexercised
	Acquired		Securities Underlying		Value of Unexercised In-the-
	on	Value	Options/SARs		Money Options/SARs at
Name	Exercise	Realized	at FY-End		FY-End (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Lattimore M. Michael	—	—	33,250	24,750	$75,535	$26,920
Michael W. Myers	—	—	53,250	24,750	$118,583	$27,547
William N. Griffith	—	—	98,522	20,790	$154,510	$27,527
Michael G. Webb	—	—	35,550	21,450	$86,735	$27,530

(1)	The dollar amount shown represents the product of the number of shares purchasable upon exercise of the related options times the difference of the average of the high and low sales prices reported on December 31, 2002 ($3.99) and the weighted average purchase price per share payable upon such exercise.

Other Executive Officers

     In addition to Messrs. Michael and Griffith, employee directors for whom biographical information is set forth on page 3 above, the company’s other executive officers are as follows:

     Michael W. Myers (age - 44) has been chief operating officer since August 1999 and was named president effective April 1, 2001. From 1995 to 1999, he was a regional vice president for Whataburger, Inc.

     Michael G. Webb (age - 34) has been chief financial officer since March 1999. From 1995 to 1999, he was the controller for Shepherd Tissue, Inc. From 1993 to 1995, he was a senior financial analyst for the Promus Companies. Prior to 1993, Mr. Webb was an auditor for KPMG Peat Marwick.

Compensation Committee Interlocks and Insider Participation

     Mr. Weiss, who resigned as the company’s president and chief operating officer in October 1999, was a member of the company’s compensation committee during 2002. As a member of the compensation committee, Mr. Weiss participated in deliberations with other committee members concerning compensation of officers and non-management personnel. During 2003, the members of the compensation committee will be Messrs. Weiss, Henke and Raiford, all of whom are non-employee directors.

Compensation Committee Report On Executive Compensation

     The following report includes a discussion of the compensation committee’s philosophy on executive compensation, the primary components of the company’s compensation program and a description of the chief executive officer’s compensation package during 2002.

     Compensation Principles. The compensation committee is responsible for advising the board of directors on matters relating to the compensation of the company’s executive officers and administering the company’s award plans. The compensation committee believes the following principles are important in compensating executive officers:

•	Compensation awarded by the company should be effective in attracting, motivating and retaining key executives;

•	Incentive compensation should be awarded based on the achievement of growth or operational targets at the company, as applicable; and

•	Executive officers should have an equity interest in the company to encourage them to manage the company for the long-term benefit of stockholders.

     The company’s executive officers are compensated through a combination of salary, cash bonuses and stock option awards, each of which is discussed below.

     Annual Salary - The committee reviews salary levels on an annual basis with the chief executive officer and the company’s other senior managers, and makes adjustments as appropriate or necessary to keep employees motivated. The committee also has reviewed annually Mr. Michael’s employment agreement. The committee gives great weight to the chief executive officer’s recommendations as to annual salary levels of the company’s other executive officers.

     Bonus Program - During 2002, certain officers and employees of the company were eligible to receive bonuses based on the attainment of operational goals during the fiscal year. The operational goals include targeted pre-tax profits. The board retains discretion to award bonuses in excess of the pre-determined maximum if growth or performance is exceptional and results from the efforts of the officer or employee. Other officers received discretionary cash bonuses based upon a review of performance by his or her supervisor or, in the case of executive officers, the committee.

     Incentive Plan Awards - In 2002, stock options to purchase 131,000 shares of the company’s common stock were awarded under the 1993 Incentive Stock Option Plan and the 1995 Incentive Award Plan to directors, officers and other employees, based on job classification. These options generally vest as follows: one-third on the date of grant and one-third on each of the first and second anniversary of the grant date.

     The compensation committee believes that stock options and other equity-based incentives are valuable tools in encouraging executive officers and other employees to align their interests with the interests of the stockholders and to manage the company for the long-term.

     The committee believes that grants of stock options will continue to garner the commitment and service of key management personnel, and other officers and employees by allowing these employees to share in the appreciation and value of the company’s common stock.

     Compensation Of Chief Executive Officer - The compensation committee determined the salary, bonus and stock options to be received by Lattimore M. Michael, chairman and chief executive officer of the company, for services rendered in 2002. In light of the terms of Mr. Michael’s employment agreement described below, Mr. Michael’s wide scope of responsibilities, and the company’s dependence upon his continued service, he received a salary package of $124,770 for 2002 and a grant of 25,000 stock options.

     OBRA Deductibility Limitation - The Omnibus Budget Reconciliation Act of 1993 (“OBRA”) limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. Executive compensation in 2002 did not exceed this limit. It is the company’s policy to comply whenever appropriate and possible with the requirements of OBRA applicable to the qualification of any such compensation for deductibility, and the committee continues to review issues relating to this compensation deduction limitation.

COMPENSATION COMMITTEE
W. Kurt Henke
William B. Raiford, III
Joseph L. Weiss

Employment Agreements

     Michael Employment Agreement  - The company entered into a five-year employment agreement dated April 15, 1993 with Lattimore M. Michael. The agreement is automatically extended for an additional one-year period at the end of each year under the agreement, unless terminated pursuant to its provisions. While not terminated, the Compensation Committee elected not to allow the current agreement to automatically renew. As such, the five-year time period has been reduced to three years. It is anticipated that the Committee will meet with Mr. Michael to renegotiate an agreement.

     Pursuant to the current employment agreement, Mr. Michael is employed as the chairman and chief executive officer of the company. Pursuant to the terms of Mr. Michael’s employment agreement, his current annual base salary is $140,000. In addition to the base salary, the agreement provides for certain bonuses based upon certain pre-tax profit goals as set by the compensation committee.

     In the event of the termination of Mr. Michael’s employment by the company during the term of the employment agreement, Mr. Michael shall be entitled to (i) his base salary through the last day of the month in which the date of termination occurs, at the annual rate in effect at the date of termination, to the extent unpaid prior to such date of termination; and (ii) any fixed bonus described above which shall have been earned prior to the date of termination to the extent unpaid prior to such date, except no such bonus payment shall be made if Mr. Michael is terminated for cause. The employment agreement contains a non-competition provision which prohibits Mr. Michael, during the period of his employment and for a period of one year after termination of employment, from engaging in any business, directly or indirectly, in competition with the company anywhere within a 150 mile radius of the City of Memphis, Tennessee and anywhere within a 50 mile radius of any company-operated or franchised restaurant located in the United States.

     Griffith Employment Agreement - On June 6, 1993, the company entered into a five-year employment agreement with William N. Griffith. The agreement is automatically extended for an additional one-year period at the end of each year under the agreement, unless terminated pursuant to its terms. While not terminated, the Compensation Committee recently elected not to allow the current agreement to automatically renew. As such, the five-year time period has been reduced to three years. It is anticipated that the Committee will meet with Mr. Griffith to renegotiate an agreement.

     Mr. Griffith serves as executive vice president and secretary/treasurer of the company. Pursuant to the terms of the agreement, his current annual base salary is $110,000. In addition to the base salary payments, the agreement provides for certain bonuses based upon certain pre-tax profit goals as set by the compensation committee. The termination and non-competition provisions set forth in Mr. Griffith’s agreement are consistent with those found in Mr. Michael’s agreement, as described above.

Compensation Pursuant to Plans

     Stock Purchase Plan - The board of directors of the company and its stockholders adopted the company’s Stock Purchase Plan in May 1995. As of March 1, 2003, 116,081 shares had been purchased under the Stock Purchase Plan. Any eligible employee may become a participant in the Stock Purchase Plan by filing with the company a stock purchase agreement prior to any offering date on which an offering under the Stock Purchase Plan commences. Payment for shares of common stock purchased under the Stock Purchase Plan is made by authorized payroll deductions from a participant’s compensation or by supplemental payments. The purchase price of each share issued pursuant to the Stock Purchase Plan is 85% of the average of the reported highest and lowest bid price of the company’s common stock on NASDAQ on the applicable purchase date. The Stock Purchase Plan shall continue in effect through December 31, 2005, unless terminated prior thereto by the board of directors.

     2002 Equity Incentive Plan - In May 2002, the Board of Directors of the company and the shareholders authorized the adoption of an Equity Incentive Plan (“EIP”) for the company’s employees and directors. An aggregate of 225,000 shares of common stock may be granted under the EIP. Options granted under the EIP may be designated by the Compensation Committee of the Board of Directors as Incentive Stock Options or Non-Qualified Stock Options. Non-Qualified Stock Options granted under the EIP may be granted at a price less than fair market value of the common stock on the grant date. Incentive Stock Options granted under the EIP may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the company). The aggregate number of shares for which Awards are granted to any employee during any calendar year may not exceed 35,000. The term of the options shall be set by the Compensation Committee of the Board of Directors and shall not be more than ten years from the date of grant. There were no options issued or outstanding under the EIP for the year ended December 28, 2002.

     Additionally, under the EIP, the Compensation Committee of the Board of Directors may award Restricted Stock and/or stock appreciation rights (SARs) to selected employees. The company has not issued any Restricted Stock of SARs.

     1995 Incentive Award Plan - The board of directors of the company and its stockholders adopted the 1995 Incentive Award Plan in May 1995. As of March 1, 2003, 363,557 options had been granted under the 1995 Incentive Award Plan. This plan, among other things, provides for automatic grants of options to non-employee directors on an annual basis. A description of the 1995 Incentive Award Plan is set forth below.

     Incentive stock options granted under the 1995 Incentive Award Plan are exercisable for a period of not more than ten (10) years from the date of the grant. The purchase price of each share issued pursuant to the exercise of an incentive stock option granted under the 1995 Incentive Award Plan may not be less than 100% of the fair market value per share on the date of the grant. The purchase price of each share issued pursuant to the exercise of a non-qualified stock option granted under the 1995 Incentive Award Plan shall be determined by the compensation committee. The period during which the right to exercise an option in whole or in part vests shall be set by the compensation committee. The 1995 Incentive Award Plan provides that outstanding options or performance awards will become immediately exercisable in the event of a change of control of the company.

     The compensation committee may grant non-qualified stock options to employee directors, officers, employees and other persons and such options may provide for the right to purchase shares at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date.

     Incentive stock options are designed to comply with the provisions of the Internal Revenue Code, and are subject to restrictions contained in the Code, including a requirement that exercise prices are equal to at least 100% of the fair market value of the shares on the grant date and a ten-year restriction on the option term, but may be subsequently modified to disqualify them from treatment as incentive stock options.

     Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the compensation committee. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Performance awards may also be granted, the value of which may be limited to the market value, book value or other measure of the common stock or other specific performance criteria determined to be appropriate by the compensation committee.

     Non-qualified options have historically been granted automatically to each non-employee director under this plan. Grants to non-employee directors under this plan were discontinued beginning December 31, 2002, and future option grants to non-employee directors will be awarded under the 2002 Equity Incentive Plan. Each option granted to non-employee directors under the 1995 Incentive Award Plan covered 5,000 shares of common stock and had an exercise price equal to the fair market value of the common stock on the date of grant. The exercise period of each option commences six months after the date of grant of the option and ends five years after such grant date, provided that an option will terminate upon the termination of the holder’s service as a director of the company, subject to certain grace periods if such termination of service occurs after the option has vested. The compensation committee has no authority, discretion or power with respect to participants, exercise price, number of shares or option period or to alter any terms or conditions insofar as such non-employee director options are concerned.

     Notwithstanding the summary description above, the board has unanimously adopted a policy which provides that the compensation committee shall not be authorized to grant any non-qualified stock option awards, sell any restricted stock, or otherwise provide for any other types of awards under the 1995 Incentive Award Plan that would attribute any value to the shares less than (1) 100% of the fair market value of the shares on the grant date without first making a good faith determination that the specific grant in question is materially important to the company’s ability to attract and/or retain a “well-qualified person” as an employee of the company (provided that, except as otherwise set forth below, such awards shall not be granted at less than 85% of the fair market value of the Shares on the date of grant) or (2) 85% of the fair market value of the shares on the grant date without first making a good faith determination that the specific grant in question is materially important to the company’s ability to attract and/or retain a “key employee” and having further obtained not less than a two-thirds majority approval of the disinterested members of the board.

     1993 Stock Option Plan - The board of directors of the company and its stockholders adopted the 1993 Stock Option Plan in April 1993. Under the 1993 Stock Option Plan, the company may grant to eligible salaried individuals, incentive stock options, as defined in Section 422(b) of the Code. As of March 1, 2003, the company had granted to certain executive officers and employees incentive stock options to purchase 135,404 of the 176,969 shares available for issuance under the 1993 Stock Option Plan. All options under the 1993 Stock Option Plan were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

Audit Committee Report

     The audit committee has reviewed and discussed with management the company’s audited consolidated financial statements as of and for the year ended December 28, 2002. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the reviews and discussions referred to above, the audit committee has recommended to the board of directors that the audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jim Peterson, Chairman
W. Kurt Henke
William B. Raiford, III

Fees Paid to the Independent Auditors

     Audit Fees.  The aggregate fees billed by PricewaterhouseCoopers, LLP for professional services rendered for the audit of the company’s annual consolidated financial statements for the year ended December 28, 2002 and the reviews of the unaudited interim financial statements included in the company’s Form 10-Q’s for the year ended December 28, 2002 (“Audit Services”) were $91,000.

     Financial Information Systems Design and Implementation Fees.   PricewaterhouseCoopers, LLP did not perform any professional services with respect to financial information systems design and implementation for the year ended December 28, 2002 (“Technology Services”).

     All Other Fees.  The aggregate fees billed by PricewaterhouseCoopers, LLP for professional services other than Audit Services and Technology Services for the year ended December 28, 2002 were $22,600.

Certain Transactions

     In July of 2002, the company entered into a lease financing transaction for a new restaurant site and building with Batesville Back Yard Properties, LLC. Messrs. Michael, Weiss, Henke, Raiford, Webb and Myers hold membership interest in Batesville Back Yard Properties, LLC. The total value of the transaction was $840,000. The company recorded $490,000 as a capital lease for the construction of the building and $350,000 as an operating lease for the land on which the building is located. The effective interest rate of the transaction was approximately 8.7%. The transaction was reviewed and approved by the company’s board of directors.

     The company purchases certain food related products from Michael’s Enterprises, Inc. Mr. Michael is the president and majority owner of Michael’s Enterprises, Inc. System-wide purchases from Michael’s Enterprises, Inc. during fiscal year 2002 were approximately $30,000.

     From time to time in the ordinary course of business, the company does business with and/or engages in other transactions between itself and certain affiliated parties. Management of the company believes that such dealings and transactions are immaterial in nature and have been on terms no less favorable to the company than those that could have been obtained from unaffiliated parties.

COMPANY PERFORMANCE

     The graph below shows a comparison for the past five years of the cumulative total stockholder returns (assuming reinvestment of dividends), for the company’s common stock, the S&P SmallCap 600 Index, and the S&P Restaurants - Small Index, assuming a $100 investment as of the beginning of the period.

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	1997	1998	1999	2000	2001	2002
Back Yard Burgers, Inc.	$100	$67.36	$51.04	$22.92	$138.19	$135.42
S&P Smallcap 600 Index*	$100	$98.69	$110.94	$124.03	$134.18	$120.86
S&P Restaurants-Small*	$100	$108.78	$91.29	$113.44	$157.09	$146.48

*	Source - Standard & Poor’s Institutional Market Services Division

EQUITY COMPENSATION PLAN TABLE

     The following table sets forth information, as of December 28, 2002, with respect to the company’s compensation plans under which common stock is authorized for issuance:

(c) Number of
	(a) Number of		Securities
	Securities to be	(b)	Remaining Available
	Issued upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	498,961 (1)	$2.5833	235,026 (2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	498,961	$2.5833	235,026

(1)	Includes securities to be issued upon exercise of outstanding options under the company’s 1993 Stock Option Plan and the 1995 Incentive Award Plan.

(2)	Includes securities remaining available for future issuance under the company’s 1993 Stock Option Plan, 1995 Incentive Award Plan and 2002 Equity Incentive Plan.

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS

     The board of directors of the company has appointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants for the company for 2003 subject to ratification by the stockholders. PricewaterhouseCoopers LLP, which has served as independent accountants for the company since it consummated its initial public offering in July 1993, has advised the company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the company or any of its subsidiaries other than as independent public accountants. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The affirmative vote of a majority of the shares of common stock and preferred stock cast at the meeting is required to approve the ratification of independent accountants. The board of directors recommends that stockholders vote FOR this proposal.

PROXY SOLICITATION

     The expense of the Board’s solicitation of proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone or telegraph. Banks, brokerage houses, and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to beneficial owners of the common stock and the preferred stock and to obtain authorizations for the execution of proxies; and if they in turn so request, the company will reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such materials. Directors, officers and regular employees of the company and its subsidiaries may also solicit proxies without additional remuneration therefor.

     Stockholders are urged to sign the accompanying proxy, solicited on behalf of the board of directors of the company, and return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders’ directions. If no directions are given, the proxies will be voted FOR all proposals. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by executing another proxy bearing a later date, by written notice to the company’s secretary or by oral or written statement at the meeting.

STOCKHOLDER PROPOSALS

     Proposals by stockholders intended to be presented at the company’s annual meeting in 2004 must be received by the company no later than December 10, 2003 in order to be included in the Proxy Statement relating to such annual meeting. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Additionally, any shareholder proposal presented at the 2004 annual meeting but not received by the company on or before February 23, 2004 will not be included in the proxy statement but may be voted upon using the discretionary voting authority conferred to the proxies to vote in their sole discretion with respect to such matters.

OTHER MATTERS

     The board of directors does not know of any matters which may be presented at the meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matter should come properly before the meeting or any postponements, continuations or adjournments thereof, the holders of the proxies will vote in accordance with their best judgment with respect to such matter.

ADDITIONAL INFORMATION AVAILABLE

     The company will provide, without charge, to any person receiving a copy of this Proxy Statement, upon written request of such person, a copy of the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002, including the financial statements thereto. Such requests should be addressed to Michael G. Webb, Chief Financial Officer, Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134.

By Order of the Board of Directors

William N. Griffith Secretary/Treasurer

April 9, 2003

PROXY

BACK YARD BURGERS, INC.

     The undersigned hereby appoints Lattimore M. Michael and William N. Griffith, and each of them, as proxies for the undersigned, each with full power of appointment and substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of the $.01 par value common stock and/or the $.01 par value preferred stock of Back Yard Burgers, Inc. which the undersigned is entitled to vote at the annual meeting of the stockholders to be held at The Ridgeway Inn, 5679 Poplar Avenue, Memphis, Tennessee 38119 on May 15, 2003, at 10:00 a.m., central time, or at any and all postponements, continuations or adjournments thereof. This proxy, when properly executed, will be voted in the manner directed by the stockholder.

1.	Proposal to elect three Class III Directors for a three year term expiring 2006.

For all nominees listed below:	Withhold authority to vote for the
(except as marked to the contrary below) ☐	nominees listed below ☐

WITHHOLD
	FOR	AUTHORITY
Lattimore M. Michael	☐	☐
Joseph L. Weiss	☐	☐
Jim L. Peterson	☐	☐

2.	Proposal to ratify the selection of the accounting firm of PricewaterhouseCoopers LLP as independent accountants for the company for 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In the discretion of the proxy holders regarding other business which properly comes before the meeting or at any and all postponements, continuations or adjournments thereof.

This proxy is solicited on behalf of the board of directors of the company. It will be voted for the above proposals unless otherwise directed.

NOTE: Please date proxy and sign as name appears hereon. When shares are held by joint tenants, both should sign. If signer is a corporation, please sign full corporate name by authorized officer.

Dated:

Sign here:

(Please sign exactly as name appears hereon. Administrators, executors, trustees, etc. should so indicate when signing.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY .